UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)
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Vivid Seats Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Vivid Seats Inc.
24 E. Washington Street, Suite 900
Chicago, Illinois 60602
[ ], 2024
Dear Fellow Stockholders:
On behalf of the Board of Directors, I cordially invite you to attend a Special Meeting of Stockholders of Vivid Seats Inc., which will be held on [ ], 2024 beginning at 9:00 a.m., Central Time. The completely virtual meeting will be conducted via live webcast.
Accompanying this letter are a Notice of Special Meeting of Stockholders and a Proxy Statement, which describe the business to be conducted at the meeting.
Your vote is important. It is important that your shares be represented at the meeting, whether or not you plan to virtually attend. You may vote online, by telephone or by returning your signed proxy card in the envelope provided. You may also vote online during the meeting (instructions for doing so are posted at www.virtualshareholdermeeting.com/SEAT2024SM). Please vote your shares as soon as possible.
On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Stanley Chia
Chief Executive Officer

Vivid Seats Inc.
24 E. Washington Street, Suite 900
Chicago, Illinois 60602
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ ], 2024
NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Vivid Seats Inc., a Delaware corporation (the “Company”), will be held on [ ], 2024 at 9:00 a.m., Central Time. The completely virtual meeting will be conducted via live webcast. You may virtually attend, vote your shares and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/SEAT2024SM. See the section titled “Questions & Answers About the Special Meeting” in the accompanying Proxy Statement for instructions on how to do so.
The meeting is being held to:
1.
Approve an amendment to the Company’s 2021 Incentive Award Plan (the “Plan”), in substantially the form attached to the accompanying Proxy Statement as Annex A, to increase (a) the non-evergreen portion of the Overall Share Limit (as defined in the Plan) to 47,658,108 Shares (as defined in the Plan) and (b) the annual evergreen portion of the Overall Share Limit such that the number of shares of the Company’s Class A common stock authorized for issuance under the Plan increases on the first day of each calendar year, beginning on January 1, 2025 and ending on and including January 1, 2034, by 5% of the aggregate number of shares of the Company’s common stock (Class A and Class B common stock) outstanding on the final day of the immediately preceding calendar year (or such smaller number of shares as is determined by the Company’s Board of Directors) (collectively, the “Plan Amendment Proposal”); and

2.	Approve the adjournment of the meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes to approve the Plan Amendment Proposal.
These items of business are described in the accompanying Proxy Statement. Stockholders of record at the close of business on [ ], 2024 are entitled to notice of, and to vote at, the meeting or any adjournment, postponement or continuation thereof.
Your vote is important. Voting your shares will ensure the presence of a quorum at the meeting and save the Company the expense of further solicitation. Whether or not you plan to virtually attend the meeting, vote your shares as soon as possible by following the instructions set forth in the accompanying Proxy Statement. You may vote online, by telephone or by returning your signed proxy card in the envelope provided.
By Order of the Board of Directors,

Stanley Chia
Chief Executive Officer

Chicago, Illinois
[ ], 2024
This Notice of Special Meeting of Stockholders and the accompanying Proxy Statement are first being distributed on or about [ ], 2024.
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders:
The accompanying Proxy Statement is available free of charge at www.proxyvote.com.

i

Vivid Seats Inc.
24 E. Washington Street, Suite 900
Chicago, Illinois 60602
PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ ], 2024
This proxy statement (this “Proxy Statement”) is being furnished by and on behalf of the Board of Directors (our “Board”) of Vivid Seats Inc., a Delaware corporation (our “Company,” “us” or “our”), in connection with a special meeting of stockholders (the “Special Meeting”). The Notice of Special Meeting of Stockholders and this Proxy Statement (together, the “Proxy Materials”) are first being distributed on or about [ ], 2024.
QUESTIONS & ANSWERS ABOUT THE SPECIAL MEETING
When and where will the Special Meeting be held?
The Special Meeting will be held on [ ], 2024 at 9:00 a.m., Central Time. The completely virtual Special Meeting will be conducted via live webcast. You may virtually attend, vote your shares and submit questions during the Special Meeting by visiting www.virtualshareholdermeeting.com/SEAT2024SM and entering the 16-digit control number included on your proxy card or on the instructions that accompanied the Proxy Materials. If you lose your control number, you may join the Special Meeting as a “guest,” but you will be unable to vote your shares, submit questions or access the list of stockholders entitled to vote at the Special Meeting.
What is the purpose of the Special Meeting?
The purpose of the Special Meeting is to vote on the following items described in this Proxy Statement:
•
Proposal No. 1: An amendment to our 2021 Incentive Award Plan (the “Plan”), in substantially the form attached to this Proxy Statement as Annex A, to increase (a) the non-evergreen portion of the Overall Share Limit (as defined in the Plan) from 14,990,050 Shares (as defined in the Plan) to 47,658,108 Shares and (b) the annual evergreen portion of the Overall Share Limit such that the number of shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), authorized for issuance under the Plan increases on the first day of each calendar year, beginning on January 1, 2025 and ending on and including January 1, 2034, by 5% of the aggregate number of shares of our Common Stock (defined as our Class A Common Stock and our Class B common stock, par value $0.0001 per share (“Class B Common Stock”)) outstanding on the final day of the immediately preceding calendar year (or such smaller number of shares as is determined by our Board) (the “Plan Amendment Proposal”); and

•	Proposal No. 2: The adjournment of the Special Meeting to a later date or dates, if necessary, if there are insufficient votes to approve the Plan Amendment Proposal (the “Adjournment Proposal”).
Are there any matters to be voted on at the Special Meeting that are not set forth in this Proxy Statement?
Our Amended and Restated Bylaws (as amended, our “Bylaws”) provide that no business may be conducted at any special meeting of stockholders other than the business specified in the notice of such meeting. Accordingly, no business will be conducted at the Special Meeting other than the proposals set forth in this Proxy Statement.
What does it mean if I receive more than one set of Proxy Materials?
It means that your shares are held in more than one account at our transfer agent and/or with banks, brokers or other nominees. To ensure all of your shares are voted, for each set of Proxy Materials that you receive, vote online, by telephone or by returning your signed proxy card in the envelope provided.

Who is entitled to vote at the Special Meeting?
Stockholders at the close of business on [ ], 2024 (the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting or any adjournment, postponement or continuation thereof. At the close of business on the Record Date, there were [ ] shares of Common Stock ([ ] shares of Class A Common Stock and [ ] shares of Class B Common Stock) issued and outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented to stockholders at the Special Meeting. You must obtain your own internet access if you choose to vote online and/or virtually attend the Special Meeting.
What is the difference between being a “record holder” and holding shares in “street name”?
A “record holder” (also called a registered holder) holds shares in his, her or its name. Shares held in “street name” are shares held in the name of a bank, broker or other nominee (the record holder) on behalf of the beneficial owner.
What do I do if my shares are held in street name?
If you hold your shares in street name, the Proxy Materials have been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following its instructions. Refer to information from your bank, broker or other nominee on how to vote your shares.
What are “broker non-votes”?
A “broker non-vote” occurs when shares held in street name by a bank broker or other nominee are not voted with respect to a proposal because the bank, broker or other nominee in whose name such shares are held (i) has not received voting instructions from the beneficial owner of such shares and/or (ii) lacks the authority to vote such shares at its discretion. Because they are considered non-discretionary matters, banks, brokers and other nominees will lack the authority to vote uninstructed shares at their discretion on the Plan Amendment and Adjournment Proposals.
How many shares must be present to hold the Special Meeting?
A quorum must be present for any business to be conducted at the Special Meeting. The holders of a majority in voting power of our capital stock issued and outstanding and entitled to vote, present virtually or represented by proxy, constitute a quorum. If you vote online, by telephone or by returning your signed proxy card in the envelope provided, your shares will be counted in determining whether a quorum is present (even if you abstain or fail to vote).
What if a quorum is not present at the Special Meeting?
If a quorum is not present at the Special Meeting, either the Chair of the Special Meeting or a majority in voting power of the stockholders entitled to vote at the Special Meeting, present virtually or represented by proxy, may adjourn the Special Meeting until a quorum is present.
How do I vote my shares without virtually attending the Special Meeting?
It is important that your shares be represented at the Special Meeting, whether or not you plan to virtually attend. If you are a stockholder of record, there are three ways to vote by proxy:
•	Online: Visit www.proxyvote.com and following the instructions on your proxy card.
•	By telephone: Call 1-800-690-6903 and following the instructions on your proxy card.
•	By mail: Return your signed proxy card in the envelope provided.
Internet and telephone voting facilities will be available 24 hours a day until 10:59 p.m., Central Time, on [ ], 2024.
If you hold your shares in street name, you will receive instructions on how to vote your shares from your bank, broker or other nominee. You must follow such instructions in order to vote your shares.

How can I attend and vote at the Special Meeting?
We will be conducting the Special Meeting via live webcast. You may virtually attend the Special Meeting by visiting www.virtualshareholdermeeting.com/SEAT2024SM. If you were a stockholder at the close of business on the Record Date, or you hold a valid proxy for the Special Meeting, you can vote at the Special Meeting. A summary of information you need to virtually attend the Special Meeting is set forth below:
•	The Special Meeting webcast will begin at 9:00 a.m., Central Time.
•	Instructions on how to virtually attend and participate at the Special Meeting, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/SEAT2024SM.
•	Assistance regarding how to virtually attend and participate at the Special Meeting will be provided at www.virtualshareholdermeeting.com/SEAT2024SM on the day of the Special Meeting.
•	Stockholders may submit questions during the Special Meeting.
•	A webcast replay of the Special Meeting will be available for a period of three months following the Special Meeting.
To virtually attend and participate at the Special Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied the Proxy Materials. If you hold your shares in street name, contact your bank, broker or other nominee to obtain your control number or otherwise vote your shares. If you lose your control number, you may join the Special Meeting as a “guest,” but you will be unable to vote your shares, submit questions or access the list of stockholders entitled to vote at the Special Meeting.
Will there be a question-and-answer session during the Special Meeting?
We will hold a live question-and-answer session at the Special Meeting, during which we intend to answer questions submitted during or prior to the Special Meeting that are pertinent to our Company and meeting matters, as time permits. Only stockholders that have accessed the Special Meeting as a stockholder (rather than as a “guest”) by following the procedures outlined above under “—How can I attend and vote at the Special Meeting?” will be permitted to submit questions during the Special Meeting. Each stockholder is limited to two questions, each of which must be succinct and cover only a single topic.
We will not address questions that are, among other things: irrelevant to our Company or to the business of the Special Meeting; related to material non-public information, including the status or results of our business since the filing of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023; related to pending, threatened or ongoing litigation; related to personal grievances or in furtherance of a stockholder’s personal or business interests; derogatory references or otherwise in bad taste; substantially repetitious of previously asked questions; in excess of the two-question limit; or out of order or otherwise unsuitable for the conduct of the Special Meeting as determined by the Chair of the Special Meeting or our Corporate Secretary in their reasonable judgment.
Additional information regarding the question-and-answer session will be available under “Rules of Conduct” on the Special Meeting website for stockholders that have accessed the Special Meeting as a stockholder (rather than as a “guest”) by following the procedures outlined above.
What if I have technical difficulties or trouble accessing the virtual meeting website on the day of the Special Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties during the check-in or meeting time, please call technical support at 844-986-0822 (U.S.) or 303-562-9302 (international).
How does the Board recommend that I vote?
Our Board unanimously recommends that you vote:
•	FOR the Plan Amendment Proposal; and
•	FOR the Adjournment Proposal.

How many votes are required to approve each proposal?
The following table summarizes the proposals that will be voted on, the vote required to approve each proposal and how votes are counted:
Proposal	Vote Required	Voting Options	Board Voting Recommendation	Impact of Abstentions	Broker Discretionary Voting Allowed
No. 1: Plan Amendment Proposal	Affirmative vote of a majority in voting power of our capital stock issued and outstanding and entitled to vote, present virtually or represented by proxy, at the Special Meeting	FOR AGAINST ABSTAIN	FOR	None(1)	No(2)
No. 2: Adjournment Proposal	Affirmative vote of a majority in voting power of our capital stock issued and outstanding and entitled to vote, present virtually or represented by proxy, at the Special Meeting	FOR AGAINST ABSTAIN	FOR	None(1)	No(2)
(1)	Because abstentions are not considered to be votes cast, they will not affect the outcome of the Plan Amendment Proposal and the Adjournment Proposal.
(2)
Because they are considered non-discretionary matters, banks, brokers and other nominees will lack the authority to vote uninstructed shares at their discretion on the Plan Amendment and Adjournment Proposals.

What if I do not specify how my shares are to be voted?
If you submit a proxy but do not indicate any voting instructions, the persons named as your proxy will vote your shares in accordance with our Board’s recommendations set forth in this Proxy Statement.
Who will count the votes?
Representatives of Broadridge Investor Communications Services, Inc. (“Broadridge”) will tabulate the votes, and a representative of Broadridge will act as the independent inspector of election.
Can I revoke or change my vote after I submit my proxy?
Yes. Whether you have voted online, by telephone or by mail, a stockholder of record may change their vote and revoke their proxy by:
•	sending a written statement to the attention of our Corporate Secretary at our corporate offices, provided such statement is received no later than [ ], 2024;
•	voting again online or by telephone before the closing of those voting facilities at 10:59 p.m., Central Time, on [ ], 2024;
•	voting again by returning a signed proxy card with a later date that is received no later than [ ], 2024; or
•	virtually attending and voting again at the Special Meeting.
If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy online at the Special Meeting if you obtain a signed proxy from your bank, broker or other nominee giving you the right to vote your shares.
Your attendance at the Special Meeting by itself will not revoke your proxy unless you (i) give written notice of revocation thereof to our Corporate Secretary before your proxy is voted or (ii) vote again at the Special Meeting.
Your most recent voting instructions (whether submitted online, by telephone or by mail) are the ones that are counted.
Who will pay for the cost of this proxy solicitation?
We are making this solicitation and will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees (for no additional compensation) online (including by e-mail), by telephone, by mail and in person. Banks, brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.
Why hold a virtual meeting?
We believe hosting a virtual meeting is in the best interests of our Company and stockholders, as it enables cost savings and increased stockholder attendance and participation because stockholders can participate from any location around the world. We use the latest technology to provide stockholders the same rights and opportunities to participate as they would have at an in-person meeting.

PROPOSAL NO. 1:
THE PLAN AMENDMENT PROPOSAL
The Plan was initially approved and adopted by our Board and stockholders in October 2021. The Plan, as adopted, reserved for issuance thereunder an aggregate of the sum of (a) 14,990,050 shares of Class A Common Stock and (b) an annual increase on the first day of each calendar year, beginning on January 1, 2022 and ending on and including January 1, 2031, equal to 2% of the aggregate number of shares of Class A Common Stock outstanding on the final day of the immediately preceding calendar year (or such smaller number of shares as is determined by our Board).
On December 27, 2023, our Board approved, subject to stockholder approval, an amendment to the Plan to increase (a) the non-evergreen portion of the Overall Share Limit by 32,668,058 shares of Class A Common Stock (from 14,990,050 to 47,658,108) and (b) the annual evergreen portion of the Overall Share Limit such that the number of shares of Class A Common Stock authorized for issuance under the Plan increases on the first day of each calendar year, beginning on January 1, 2025 and ending on and including January 1, 2034, by 5% of the aggregate number of shares of Common Stock (Class A and Class B Common Stock) outstanding on the final day of the immediately preceding calendar year (or such smaller number of shares as is determined by our Board). The proposed First Amendment to the Plan (the “Plan Amendment”) is attached hereto as Annex A. The Plan, incorporating the Plan Amendment, is referred to herein as the “Amended Plan.”
A summary of the Amended Plan is set forth below. This summary is qualified in its entirety by the full text of the proposed Amended Plan.
Reasons for the Proposed Amendments
Our Board unanimously recommends that you vote FOR the Plan Amendment Proposal, including for the following reasons:
•
Our future success as a company depends on our continued ability to attract, recruit, motivate and retain high-quality talent. Being able to continue to provide equity-based incentives is critical to achieving this success as we compete for talent in an industry in which equity compensation is market practice and is expected by existing personnel and prospective candidates. Equity awards are intended to motivate high performance levels and to align the interests of our employees, non-employee directors and consultants with those of our stockholders by giving such individuals an equity stake in our Company and by providing a means of recognizing such individuals’ contributions to our success. Our Board and management believe equity awards are necessary to remain competitive in our industry and are essential in a competitive labor market and industry to attracting, recruiting, motivating and retaining the highly qualified employees who help us meet our goals.

•
The current number of shares remaining available for grant under the Plan is insufficient in light of our existing compensation structure and strategy. The additional share authorization being sought, together with future increases thereto pursuant to the amended evergreen provision, are necessary to help ensure we have a sufficient number of shares authorized and available to appropriately compensate our employees, non-employee directors and consultants in 2024, and to issue appropriate awards going forward, under the Amended Plan.

•
In determining the number of additional shares to be authorized and the appropriate evergreen percentage under the Amended Plan, we and our advisors, including FW Cook, our outside compensation consultant, reviewed market, industry and compensation peer group practices and data. We established that the Plan, as initially approved, did not provide sufficient share authorization to appropriately compensate our employees, non-employee directors and consultants for a duration comparable to that of the equity incentive plans of similarly situated companies.[1] We believe the Amended Plan will remedy this by both meeting our specific needs and positioning us to be in line with the equity incentive plan share authorization levels at similarly situated companies.

[1]
Based on the representative data reviewed, (a) the equity incentive plans of technology companies that have gone public since 2017 (with a market capitalization of $500 million to $10 billion) most commonly feature an initial share authorization of 9% to 14% (median of ~10%) and (b) the predominant market practice among such companies, as well as a majority of our compensation peer group, is an annual evergreen increase of 5%. Importantly, a majority of these companies with dual-class common stock, like us (including a majority of our compensation peer group with dual-class common stock), base their evergreen increase calculations on the aggregate number of outstanding shares of both classes of common stock. In contrast, the Plan’s initial share authorization at the time we became a publicly traded company represented only ~5% of our Common Stock (significantly below 10%), and the Plan’s existing annual evergreen increase is only 2% of our Class A Common Stock (significantly below 5% and omitting our Class B Common Stock from the calculation entirely).

Stockholders are being asked to approve the Plan Amendment Proposal to satisfy Plan and the Nasdaq Stock Market LLC requirements and to qualify certain stock options authorized under the Amended Plan for treatment as incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
Overview of Key Changes Implemented by the Plan Amendment
The Plan Amendment implements the following key changes to the Plan:
•	Increases the non-evergreen portion of the Overall Share Limit from 14,990,050 to 47,658,108 shares of Class A Common Stock (subject to the annual evergreen increase to the share reserve);
•
Increases the annual evergreen portion of the Overall Share Limit such that the number of shares of Class A Common Stock authorized for issuance under the Plan increases on the first day of each calendar year, beginning on January 1, 2025 and ending on and including January 1, 2034, by 5% of the aggregate number of shares of Common Stock (Class A and Class B Common Stock) outstanding on the final day of the immediately preceding calendar year (or such smaller number of shares as is determined by our Board);

•	Increases the number of shares of Class A Common Stock that may be granted as ISOs under the Plan to 47,658,108; and
•
Extends the term of the Plan through the 10th anniversary of the date the Plan Amendment is approved by stockholders (or such earlier date as of which all awards granted under the Plan have been satisfied in full and no shares of Class A Common Stock remain available for issuance under the Plan).

As of December 31, 2023, there are 18,133,253 shares of Class A Common Stock available for future issuance under the Plan (not including future increases under the Plan’s current evergreen provision). This amount, even when including the increase under the Plan’s current evergreen provision that is anticipated to occur on January 1, 2024, is insufficient for us to be able to attract, recruit, motivate and retain employees, non-employee directors and consultants or to appropriately compensate these individuals in 2024, and to issue appropriate awards going forward, under the Amended Plan.
In the event that stockholders do not approve the Plan Amendment Proposal, the Plan Amendment will not become effective. Awards will continue to be made under the Plan to the limited extent that there are available shares of Class A Common Stock to do so.
Share Usage
We manage long-term stockholder dilution by limiting the number of equity incentive awards granted annually. Our Board’s Compensation Committee (our “Compensation Committee”) monitors our Outstanding Overhang and Burn Rate (each as defined in the following tables), among other factors, in its efforts to maximize stockholder value by granting what it believes to be the appropriate number of equity incentive awards necessary to attract, recruit, motivate and retain employees, non-employee directors and consultants. We believe our historical Burn Rate and Outstanding Overhang are reasonable and highlight our commitment to responsibly managing our use of equity.
The following table illustrates our Outstanding Overhang under the Plan as of November 30, 2023, which is inclusive of the one-time issuance of approximately 15.6 million shares of Class A Common Stock and 1.1 million RSUs in connection with our acquisition of VDC Holdco, LLC, the parent company of Vegas.com, LLC, on November 3, 2023 (the “VDC Acquisition”):
Shares subject to outstanding stock options	10,597,528
Shares subject to outstanding restricted stock / restricted stock units (“RSUs”)	5,134,025
Outstanding Overhang(1)	6.9%
Total shares available for future awards under the Plan	912,477
Shares of Class A Common Stock outstanding	112,162,928
Shares of Class B Common Stock outstanding	99,800,000
Fully diluted shares of Common Stock outstanding(2)	228,606,958
(1)	Defined as the number of shares subject to outstanding equity awards under the Plan, divided by the number of fully diluted shares of Common Stock outstanding.

(2)
Defined as the number of shares of Common Stock outstanding, plus the number of shares subject to outstanding equity awards under the Plan, plus the number of shares available for future awards under the Plan.

The following table illustrates our annual Burn Rate for the past two fiscal years (in the case of 2023, inclusive of the one-time issuance of approximately 15.6 million shares of Class A Common Stock and 1.1 million RSUs in connection with the VDC Acquisition).
	2022			2023 (through 11/30/2023)
	No. of Shares	Burn Rate(1)	Adj. Burn Rate(2)	No. of Shares	Burn Rate(1)	Adj. Burn Rate(2)
Stock options granted	2,715,629	1.4%	0.5%	4,501,304	2.1%	0.7%
Weighted average Black-Scholes(3)	39.1%	—	—	33.0%	—	—
RSUs granted	1,787,293	0.9%	0.9%	3,921,962	1.9%	1.9%
Total	4,502,922	2.2%	1.4%	8,423,266	4.0%	2.6%
Shares of Class A Common Stock outstanding	82,410,774			112,162,928
Shares of Class B Common Stock outstanding	118,200,000			99,800,000
Shares of Common Stock outstanding	200,610,774			211,962,928
(1)	Reflects the number of shares granted during the fiscal year, divided by the number of shares of Common Stock outstanding at the end of such fiscal year.
(2)
Reflects the number of shares granted during the fiscal year, with stock options converted into full-value shares on a cost-equivalent basis based on the weighted average Accounting Standards Codification (“ASC”) 718 fair value.

(3)	Reflects weighted average ASC 718 grant date fair value as a percentage of face value.
Summary of the Amended Plan
We adopted the Amended Plan to facilitate the grant of cash and equity incentives to our and our affiliates’ employees (including our named executive officers), non-employee directors and consultants to enable us to obtain and retain the services of these individuals, which are essential to our long-term success. The Amended Plan became effective on the date it was adopted by our Board, subject to the approval thereof by stockholders. The material terms of the Amended Plan are summarized below.
Eligibility and Administration
Our employees, non-employee directors and consultants, and employees and consultants of any of our subsidiaries, are eligible to receive awards under the Amended Plan. The basis for participation in the Plan by eligible persons is the selection of such persons for participation by the plan administrator in its discretion. The Plan is generally administered by our Board, which may delegate its duties and responsibilities to its committees and/or officers (referred to collectively herein as the “plan administrator”), subject to certain limitations that may be imposed under the applicable provisions of the Amended Plan, Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and/or stock exchange rules. The plan administrator has the authority to make all determinations and interpretations under, and adopt rules for the administration of, the Amended Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Amended Plan, including any vesting and vesting acceleration conditions. The plan administrator may also institute and determine the terms and conditions of an “exchange program,” which could provide for the surrender or cancellation, transfer or reduction or increase of exercise price, of outstanding awards, subject to the limitations provided for in the Amended Plan. The plan administrator’s determinations under the Amended Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Amended Plan or any award thereunder.
Limitation on Awards and Shares Available
The number of shares initially available for issuance under awards granted pursuant to the Amended Plan was 47,658,108 shares of Class A Common Stock. The number of shares initially available for issuance increases on January 1 of each calendar year, beginning on January 1, 2025 and ending on and including January 1, 2034, by an amount equal to 5% of the number of shares of Common Stock (Class A and Class B Common Stock) outstanding on the final day of the immediately preceding calendar year (or such smaller number of shares as is determined by our Board). No more than 47,658,108 shares of Class A Common Stock may be issued upon the exercise of ISOs under the Plan. Shares issued under the Plan may be authorized but unissued shares, shares purchased in the open market or treasury shares.
If an award under the Amended Plan expires, lapses or is terminated, exchanged for cash, surrendered to an exchange program, repurchased, cancelled without having been fully exercised or forfeited, then any shares subject to such award will, as applicable, become or again be available for new grants under the Amended Plan. Shares delivered to us by a participant to satisfy the applicable exercise price or purchase price of an award and/or satisfy any applicable tax withholding obligation (including shares retained by us from the award being exercised or purchased and/or creating the tax obligation), will become or again be available for award grants under the Amended Plan, provided that shares underlying the non-qualified stock options granted in connection with the Effective Date Option Awards (as defined in the Amended Plan) will not become or again be available for awards under the Amended Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not count against the number of shares available for issuance under the Amended Plan. Awards granted under the Amended Plan upon the assumption of, or in substitution or exchange for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger, consolidation, acquisition or similar corporate transaction will not reduce the shares available for grant under the Amended Plan. The plan administrator may, in its discretion, make adjustments to the maximum number and kind of shares that may be issued under the Amended Plan upon the occurrence of a merger, reorganization, consolidation, combination, amalgamation, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of our assets, or sale or exchange of shares of Common Stock or other securities, change in control, issuance of warrants or other rights to purchase shares of Common Stock or other securities or similar corporate transaction or event.
Awards
The Amended Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), restricted stock, dividend equivalents, RSUs, stock appreciation rights (“SARs”) and other stock- or cash-based awards. Certain awards under the Amended Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Amended Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.
•
Stock Options. Stock options provide for the purchase of shares of Class A Common Stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. Unless otherwise determined by the plan administrator and only with respect to certain substitute options granted in connection with a corporate transaction, the exercise price of a stock option will not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders). Unless otherwise determined by the plan administrator in accordance with applicable law, the term of a stock option may not be longer than 10 years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions as the plan administrator may determine. ISOs may be granted only to our U.S. employees and employees of our present or future parent or subsidiaries, if any.

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SARs. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant and exercise dates. The exercise price of a SAR will not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction), and unless otherwise determined by the plan administrator in accordance with applicable law, the term of a SAR may not be longer than 10 years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions as the plan administrator may determine.

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Restricted Stock and RSUs. Restricted stock is an award of nontransferable shares of Class A Common Stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are unfunded, unsecured rights to receive, on the applicable settlement date, shares of Class A Common Stock or an amount in cash or other consideration determined by the plan administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions during the applicable restriction period or periods set forth in the award agreement. RSUs may be accompanied by the right to receive the equivalent value of dividends paid on shares of Class A Common Stock prior to the delivery of the underlying shares, subject to the same restrictions on transferability and forfeitability as the RSUs with respect to which the dividend equivalents are granted. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral and in accordance with applicable law. Conditions applicable to restricted stock and RSUs may be based on continuing service, performance and/or such other conditions as the plan administrator may determine.
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Other Stock- or Cash-Based Awards. Other stock- or cash-based awards may be granted to participants, including awards entitling participants to receive shares of Class A Common Stock to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified performance criteria or otherwise). Such awards may be paid in shares of Class A Common Stock, cash or other property, as the plan administrator determines. Other stock- or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other stock- or cash-based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

Performance Awards
Performance awards include any of the awards described above that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. Performance criteria upon which performance goals are established by the plan administrator may include: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including, but not limited to, gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on shareholders’ equity; total shareholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; marketing initiatives; and other measures of performance selected by our Board or a committee thereof, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the performance of us or our subsidiaries, divisions, business segments or business units, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. When determining performance goals, the plan administrator may provide for exclusion of the impact of an event or occurrence which the plan administrator determines should appropriately be excluded, including, without limitation, non-recurring charges or events, acquisitions or divestitures, changes in the corporate or capital structure, events not directly related to the business or outside of the reasonable control of management, foreign exchange gains or losses, and legal, regulatory, tax or accounting changes.
Provisions of the Amended Plan Relating to Director Compensation
The Amended Plan provides that the plan administrator may establish compensation for non-employee directors from time to time, subject to the Amended Plan’s limitations. The plan administrator may establish the terms, conditions and amounts of all such non-employee director compensation in its discretion and in the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation or other compensation and the grant date fair value (as determined in accordance with ASC 718, or any successor thereto) of any equity awards granted as compensation for services as a non-employee director during any calendar year may not exceed $600,000. The plan administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.
Certain Transactions
In connection with certain transactions and events affecting our Class A Common Stock, including, without limitation, any dividend or other distribution, reorganization, merger, consolidation, recapitalization, or sale of all or substantially all of our assets, or sale or exchange of shares of Common Stock or other securities, a change in control, or issuance of warrants or other rights to purchase shares of Common Stock or other securities, or similar corporate transaction or event, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the Amended Plan to prevent the dilution or enlargement of intended benefits, facilitate such transaction or event, or give effect to such change in applicable laws or accounting principles. This includes canceling awards in exchange for either an amount in cash or other property with a value equal to the amount that would have been obtained upon exercise or settlement of the vested portion of such award or realization of the participant’s rights under the vested portion of such award, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares available, replacing awards with other rights or property and/or terminating awards under the Amended Plan.
For purposes of the Amended Plan, a “change in control” includes each of the following:
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a transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than us, our subsidiaries, any employee benefit plan maintained by us or our subsidiaries or any “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition; or

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during any period of two consecutive years, individuals who, at the beginning of such period, constitute our Board together with any new directors (other than a director designated by a person who shall have entered into an agreement with us to effect a change in control transaction) whose election by our Board or nomination for election by stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

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our consummation (whether directly or indirectly) of (a) a merger, consolidation, reorganization or business combination, (b) a sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions or (c) the acquisition of assets or stock of another entity, in each case other than a transaction: (i) which results in our voting securities outstanding immediately before the transaction continuing to represent either by remaining outstanding or by being converted into voting securities of the company or the person that, as a result of the transaction, controls, directly or indirectly, the company or owns, directly or indirectly, all or substantially all of our assets or otherwise succeeds to our business, directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction; and (ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity; provided, however, that no person or group shall be treated as beneficially owning 50% or more of the combined voting power of the successor entity solely as a result of the voting power held in our Company prior to the consummation of the transaction.

Foreign Participants, Claw-back Provisions, Transferability and Participant Payments
With respect to foreign participants, the plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above. All awards will be subject to the provisions of any claw-back policy implemented by us to the extent set forth in such claw-back policy or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Amended Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the Amended Plan and exercise price obligations arising in connection with the exercise of stock options under the Amended Plan, the plan administrator may, in its discretion and subject to any applicable blackout or lock-up periods, accept cash, wire transfer, check, shares of Class A Common Stock that meet specified conditions (a market sell order) or such other consideration as it deems suitable or any combination of the foregoing.
Plan Amendment and Termination
Our Board may amend, suspend or terminate the Amended Plan at any time. However, no amendment, other than an increase in the number of shares available under the Amended Plan, in excess of the initial pool and annual increase as described above, may materially and adversely affect any award outstanding at the time of such amendment without the affected participant’s consent. Our Board will obtain stockholder approval for any plan amendment to the extent necessary to comply with applicable laws. The plan administrator will have the authority, without the approval of stockholders, to amend any outstanding award, including by substituting another award of the same or different type, changing the exercise or settlement date, converting an ISO to an NSO and institute any such exchange program. No award may be granted pursuant to the Amended Plan after the expiration of the Amended Plan. The Amended Plan, unless terminated earlier by our Board, will remain in effect until the earlier of (a) the earliest date as of which all awards granted under the Amended Plan have been satisfied in full or terminated and no shares of Class A Common Stock approved for issuance under the Amended Plan remain available to be granted under new awards or (b) (i) if the Plan Amendment is approved by stockholders, the 10th anniversary of the date of such stockholder approval, or (ii) if the Plan Amendment is not approved by stockholders, the 10th anniversary of the date the Plan was approved by stockholders, but in each case awards previously granted may extend beyond that date in accordance with the Plan.
Securities Laws
The Amended Plan is intended to conform to all provisions of the Securities Act, the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3 under the Exchange Act. The Amended Plan will be administered, and awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.
Federal Income Tax Consequences
The material federal income tax consequences of the Amended Plan under current federal income tax law are summarized in the following discussion, which deals with the general U.S. federal income tax principles applicable to the Amended Plan. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations, are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.
Stock Options and SARs
An Amended Plan participant generally will not recognize taxable income, and we generally will not be entitled to a tax deduction, upon the grant of a stock option or SAR. The tax consequences of exercising a stock option and the subsequent disposition of the shares received upon exercise will depend upon whether the option qualifies as an ISO or an NSO. Upon exercising an NSO when the fair market value of the Class A Common Stock is higher than the exercise price of the option, an Amended Plan participant generally will recognize taxable income at ordinary income tax rates equal to the excess of the fair market value of the stock on the date of exercise over the purchase price, and we (or our subsidiaries, if any) generally will be entitled to a corresponding tax deduction for compensation expense, in the amount equal to the amount by which the fair market value of the shares purchased exceeds the purchase price for the shares. Upon a subsequent sale or other disposition of the option shares, the participant will recognize a short- or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.
Upon exercising an ISO, an Amended Plan participant generally will not recognize taxable income, and we will not be entitled to a tax deduction for compensation expense. However, upon exercise, the amount by which the fair market value of the shares purchased exceeds the purchase price will be an item of adjustment for alternative minimum tax purposes. The participant will recognize taxable income upon a sale or other taxable disposition of the option shares. For federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition generally occurs if the sale or other disposition is made more than two years after the date the option was granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition generally will result.
Upon a qualifying disposition of ISO shares, the participant will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the shares over their purchase price. If there is a disqualifying disposition of the shares, then the excess of the fair market value of the shares on the exercise date (or, if less, the price at which the shares are sold) over their purchase price will be taxable as ordinary income to the participant. If there is a disqualifying disposition in the same year of exercise, it eliminates the item of adjustment for alternative minimum tax purposes. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the participant.
We will not be entitled to any tax deduction if the participant makes a qualifying disposition of ISO shares. If the participant makes a disqualifying disposition of the shares, we should be entitled to a tax deduction for compensation expense in the amount of the ordinary income recognized by the participant.
Upon exercising or settling a SAR, an Amended Plan participant will recognize taxable income at ordinary income tax rates, and we should be entitled to a corresponding tax deduction for compensation expense, in the amount paid or value of the shares issued upon exercise or settlement. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares the participant will recognize a short- or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.
Restricted Stock and RSUs
An Amended Plan participant generally will not recognize taxable income at ordinary income tax rates, and we generally will not be entitled to a tax deduction, upon the grant of restricted stock or RSUs. Upon the termination of restrictions on restricted stock or the payment of RSUs, the participant will recognize taxable income at ordinary income tax rates, and we should be entitled to a corresponding tax deduction for compensation expense, in the amount paid to the participant or the amount by which the then fair market value of the shares received by the participant exceeds the amount, if any, paid for them. Upon the subsequent disposition of any shares, the participant will recognize a short- or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.
However, an Amended Plan participant granted restricted stock that is subject to forfeiture or repurchase through a vesting schedule such that it is subject to a risk of forfeiture (as defined in Section 83 of the Code) may make an election under Section 83(b) of the Code to recognize taxable income at ordinary income tax rates, at the time of the grant, in an amount equal to the fair market value of the shares of Common Stock on the date of grant, less the amount paid, if any, for the shares. We will be entitled to a corresponding tax deduction for compensation, in the amount recognized as taxable income by the participant. If a timely Section 83(b) election is made, the participant will not recognize any additional ordinary income on the termination of restrictions on restricted stock, and we will not be entitled to any additional tax deduction.
Other Stock- or Cash-Based Awards
An Amended Plan participant will not recognize taxable income, and we will not be entitled to a tax deduction, upon the grant of other stock or cash-based awards until cash or shares are paid or distributed to the participant. At that time, any cash payments or the fair market value of shares that the participant receives will be taxable to the participant at ordinary income tax rates and we should be entitled to a corresponding tax deduction for compensation expense. Payments in shares will be valued at the fair market value of the shares at the time of the payment. Upon the subsequent disposition of the shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.
Section 162(m) of the Code
Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million. Payment of awards under the Amended Plan could result in an officer receiving compensation in excess of $1 million in a year and thus a loss of deductibility for us.
Section 280G of the Code
Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the Amended Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.
Section 409A of the Code
Section 409A of the Code (“Section 409A”) imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non-qualified deferred compensation” could include equity-based incentive programs, including certain stock options, SARs and RSU programs. Generally speaking, Section 409A does not apply to ISOs, non-discounted NSOs and SARs if no deferral is provided beyond exercise, or restricted stock.
The awards made pursuant to the Amended Plan are expected to be designed in a manner intended to be exempt from, or comply with, the requirements of Section 409A of the Code. However, if the Amended Plan or any award thereunder fails to be maintained and administered in compliance with Section 409A, a participant could be subject to additional taxes and interest.
State, local and foreign tax consequences may in some cases differ from the U.S. federal income tax consequences described above. The foregoing summary of the U.S. federal income tax consequences in respect of the Amended Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.
The Amended Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.
New Plan Benefits
A “new plan benefits” table, as described in the SEC’s proxy rules, is not provided because the grant of awards under the Amended Plan is discretionary, and we cannot determine now the number or type of options or other awards to be granted in the future to any particular person or group other than the anticipated annual director grants. See the section of this Proxy Statement titled “Executive & Director Compensation” for information on the grants made in the last fiscal year to our named executive officers and directors, which grants would not have been impacted had the Amended Plan been in effect during such fiscal year. No shares of Class A Common Stock have been issued with respect to the share authorization and evergreen provision increases for which stockholder approval is sought under the Plan Amendment Proposal.
Equity Compensation Plan Information
See the section of this Proxy Statement titled “Equity Compensation Plan Information” for additional information regarding the Amended Plan.
Interests of Directors and Executive Officers
Our directors and executive officers (including our named executive officers) have substantial interests in the matters set forth in the Plan Amendment Proposal since equity awards may be granted to them in the future under the Amended Plan.

Vote Required
The Plan Amendment Proposal requires the approval of a majority in voting power of capital stock issued and outstanding and entitled to vote, present virtually or represented by proxy, at the Special Meeting. Abstentions will not affect the outcome of the Plan Amendment Proposal. Because it is considered a non-discretionary matter, banks, brokers and other nominees will lack the authority to vote uninstructed shares at their discretion on the Plan Amendment Proposal.
Board Voting Recommendation
Our Board unanimously recommends that you vote FOR the Plan Amendment Proposal.

PROPOSAL NO. 2:
THE ADJOURNMENT PROPOSAL
Our Board believes that, if the Special Meeting is convened and a quorum is present, but there are insufficient votes to approve the Plan Amendment Proposal, it is in the best interests of stockholders to enable us to continue to seek to obtain a sufficient number of additional votes to approve the Plan Amendment Proposal.
We are requesting that stockholders authorize the holder of any proxy solicited by our Board to vote in favor of granting discretionary authority to the proxy holders to adjourn the Special Meeting to another date or dates, if necessary, to solicit additional proxies if there are insufficient votes to approve the Plan Amendment Proposal. If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting, and any adjourned or postponed session thereof, and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that previously voted.
Vote Required
The Adjournment Proposal requires the approval of a majority in voting power of our capital stock issued and outstanding and entitled to vote, present virtually or represented by proxy, at the Special Meeting. Abstentions will not affect the outcome of the Adjournment Proposal. Because it is considered a non-discretionary matter, banks, brokers and other nominees will lack the authority to vote uninstructed shares at their discretion on the Adjournment Proposal.
Board Voting Recommendation
Our Board unanimously recommends that you vote FOR the Adjournment Proposal.

EXECUTIVE & DIRECTOR COMPENSATION
This section discusses the material components of the executive compensation program for our named executive officers (our “NEOs”). In 2022, our NEOs were:
•	Stanley Chia, Chief Executive Officer;
•	Lawrence Fey, Chief Financial Officer; and
•	Jon Wagner, Chief Technology Officer.
2022 Summary Compensation Table
The following table sets forth all of the compensation awarded to, earned by or paid to our NEOs for the fiscal year ended December 31, 2022.
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Stanley Chia Chief Executive Officer	2022	619,231	3,250,000	3,250,000	669,389	22,595	7,811,215
	2021	600,000	3,215,000	4,509,722	900,000	20,617	9,245,339
	2020	551,539	1,042,105	—	275,769	26,906	1,896,319
Lawrence Fey Chief Financial Officer	2022	309,231	2,000,000	2,000,000	167,139	12,200	4,488,570
	2021	300,000	2,572,000	3,607,780	225,000	11,600	6,716,380
	2020	192,692	483,973	—	48,173	6,877	731,715
Jon Wagner Chief Technology Officer	2022	375,200	1,250,000	1,250,000	202,796	12,200	3,090,196
	2021	360,231	1,286,000	1,803,890	270,173	11,600	3,731,894
	2020	350,000	303,354	—	87,500	9,205	750,059
(1)
The amounts shown in this column represent RSUs granted under the Plan. The amounts represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Item 8 “Financial Statements and Supplementary Data—Note 20 to our Consolidated Financial Statements” and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Equity-Based Compensation” in our Annual Report on Form 10-K filed with the SEC on March 7, 2023 (as amended, our “2022 Annual Report”).

(2)
The amounts shown in this column represent stock options granted under the Plan. The amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Item 8 “Financial Statements and Supplementary Data—Note 20 to our Consolidated Financial Statements” and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Equity-Based Compensation” in our 2022 Annual Report.

(3)	The amounts shown in this column represent cash incentive awards earned for 2022 and paid in the first quarter of 2023 under the Plan. See “—2022 Annual Incentive Plan Awards” below.
(4)
The amount for Mr. Chia reflects (a) Young President’s Organization international membership in the amount of $10,395 and (b) employer matching contribution under our 401(k) plan in the amount of $12,200. The amounts for Mr. Fey and Mr. Wagner reflect employer matching contributions under our 401(k) plan.

2022 Salaries
Our NEOs receive a base salary to compensate them for services rendered to us. The base salary payable to each NEO is reviewed annually by our Compensation Committee and is intended to provide a fixed component of compensation reflecting the NEO’s skill set, experience, role and responsibilities. Mr. Chia, Mr. Fey and Mr. Wagner were each provided a 4% merit increase in March 2022
		Base Salary
Name	Title	2022	2021	Increase
Stanley Chia	Chief Executive Officer	$625,000	$600,000	4%
Lawrence Fey	Chief Financial Officer	$312,000	$300,000	4%
Jon Wagner	Chief Technology Officer	$378,560	$364,000	4%
2022 Annual Incentive Plan Awards
In 2022, each of our NEOs was eligible to receive a cash incentive award under our 2022 Annual Incentive Plan (our “AIP”) expressed as a percentage of annual base salary.

Name	Title	Target Bonus for 2022 (% of Base Salary)
Stanley Chia	Chief Executive Officer	100%
Lawrence Fey	Chief Financial Officer	50%
Jon Wagner	Chief Technology Officer	50%
The AIP was designed by our Compensation Committee in early 2022 to stimulate and support a high-performance environment by tying 2022 cash incentive awards to the attainment of short-term goals across two metrics aligned with our financial objectives that our Compensation Committee believed are valued by our stockholders: revenue (50% weighting) and Adjusted EBITDA (50% weighting). Our Compensation Committee further determined that for each metric, the award payout would be determined by measuring our actual performance, based on our financial results for 2022, against our 2022 operating plan targets approved by our Board in early 2022, as set out in the following table:
	Revenue /Adj. EBITDA Performance as % of Operating Plan Target	Payout
Threshold	85%	40%
Target	100%	100%
Maximum	115%	150%
No payout would be received for achievement of less than 85% of the operating plan target. The maximum award payout that could be earned was 150% of the target value. To the extent the level of achievement fell between any of the levels in the above graph, straight-line interpolation would be utilized to calculate the payout level for the metric. There was substantial uncertainty at the time our Compensation Committee established the targets as to the likelihood of our attainment of the targeted levels of performance and the actual payout of the AIP. Each officer’s AIP award was subject to continued employment through the payment date.
Based on our 2022 achievement of actual revenue and Adjusted EBITDA at levels 107.2% and 97.4% of target, respectively, our Compensation Committee in early 2023 determined that, in accordance with the AIP, the cash incentive awards earned for 2022 under the AIP would be paid according to the AIP’s formulaic funding of 108.1% of the targeted award levels for each NEO, with no discretionary adjustments.
Equity Compensation
In 2022, equity-based awards for our NEOs were granted in the form of RSUs and stock options under the Plan. On March 11, 2022, we granted Mr. Chia, Mr. Fey and Mr. Wagner 814,536, 501,253 and 313,283 stock options, respectively, each with an exercise price of $10.26. We also granted Mr. Chia, Mr. Fey and Mr. Wagner 316,764, 194,931 and 121,832 RSUs, respectively. One-third of the stock options and RSUs on March 11, 2023, and the remaining unvested stock options and RSUs vest in eight equal quarterly installments, subject to the NEO’s continued employment through the vesting date.
We adopted the Plan in order to facilitate the grant of cash and equity incentives to our employees (including our NEOs), non-employee directors and consultants and certain of our affiliates and to enable us and certain of our affiliates to obtain and retain services of these individuals, which is essential to our long-term success. The Plan became effective on the date on which it was adopted by our Board, subject to the approval thereof by stockholders. See “—Outstanding Equity Awards at Fiscal Year-End” for additional information on the equity awards granted during 2022.
Other Elements of Compensation
Retirement Plans
We maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs will be eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.
Employee Benefits and Perquisites
All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including: medical, dental and vision benefits; medical and dependent care flexible spending accounts; short- and long-term disability insurance; and life insurance.
We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our NEOs.
No Tax Gross-Ups
We do not make gross-up payments to cover our NEOs’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by us.
Executive Compensation Arrangements
Chia Employment Agreement
On August 9, 2021, we and Vivid Seats LLC entered into an employment agreement with Mr. Chia, providing for his position as Chief Executive Officer, that became effective upon the closing of the Business Combination (the “Chia Employment Agreement”). Mr. Chia’s employment with us is at will and either party may terminate the Chia Employment Agreement without notice.
Under the Chia Employment Agreement, Mr. Chia is subject to perpetual confidentiality and mutual non-disparagement provisions and a non-compete and non-solicitation of customers and employees during his employment and in the one-year period post termination.
The Chia Employment Agreement also provides for potential payments upon termination as described below under “—Potential Payments Upon Termination.”
Fey Employment Agreement
On April 1, 2020, Vivid Seats LLC entered into an Employment and Restrictive Covenants Agreement with Mr. Fey (the “Fey RCA”) providing for his position as Chief Financial Officer. Subsequently, on August 9, 2021, we and Vivid Seats LLC entered into an employment agreement with Mr. Fey that became effective upon the closing of the Business Combination (together with the Fey RCA, the “Fey Employment Agreement”). Mr. Fey’s employment with us is at-will and either party may terminate the Fey Employment Agreement without notice.
Mr. Fey is subject to perpetual confidentiality and mutual non-disparagement provisions and a non-compete and non-solicitation of customers and employees during his employment and in the two-year period post termination.
The Fey Employment Agreement also provides for potential payments upon termination as described below under “—Potential Payments Upon Termination.”
Wagner Employment Agreement
On December 12, 2018, Vivid Seats LLC entered into an Employment and Restrictive Covenants Agreement with Mr. Wagner (the “Wagner RCA”) providing for his position as Chief Technology Officer. Subsequently, on August 9, 2021, we and Vivid Seats LLC entered into an employment agreement with Mr. Wagner that became effective upon the closing of the Business Combination (together with the Wagner RCA, the “Wagner Employment Agreement).” Mr. Wagner’s employment with us is at-will and either party may terminate the Wagner Employment Agreement without notice.
Mr. Wagner is subject to perpetual confidentiality and mutual non-disparagement provisions and a non-compete and non-solicitation of customers and employees during his employment and in the two-year period post termination.

The Wagner Employment Agreement also provides for potential payments upon termination as described below under “—Potential Payments Upon Termination.”
Potential Payments Upon Termination
The Chia Employment Agreement, the Fey Employment Agreement and the Wagner Employment Agreement each provide that upon termination of the NEO’s employment by us without Cause (as defined below) or if the NEO resigns for Good Reason (as defined below), the NEO will be entitled to receive, subject to his execution and non-revocation of a release of claims: (a) continued payment of his annual base salary for the periods set forth below; (b) a prorated annual cash incentive payment for the year in which termination occurs (determined at 50% of target achievement); (c) payment of any unpaid bonus or annual cash incentive payment for the prior fiscal year; and (d) reimbursement for COBRA health insurance premiums for the periods set forth below.
Name	Annual Base Salary	COBRA Health Insurance Premiums
Stanley Chia	12 months	12 months
Lawrence Fey	12 months	12 months
Jon Wagner	9 months	9 months
“Cause” is defined as: (a) a material failure to perform his responsibilities or duties under the applicable employment agreement or those other responsibilities or duties as reasonably requested from time to time by our Board; (b) engagement in illegal conduct or gross misconduct that has materially harmed or is reasonably likely to materially harm our standing and reputation; (c) commission or conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude or any other act or omission that has materially harmed or is reasonably likely to materially harm our standing and reputation; (d) a material breach of the duty of loyalty or our code of conduct and business ethics, in either case, that has materially harmed or is reasonably likely to materially harm our standing and reputation or material breach of any material written agreement with us; (e) dishonesty that has materially harmed or is reasonably likely to materially harm us; (f) fraud, gross negligence or repetitive negligence committed without regarding to corrective direction in the course of his duties as an employee; or (g) excessive and unreasonable absences from his duties for any reason (other than authorized leave as a result of his death or disability); provided, however, as to clauses (a), (b), (d), (f) or (g), an event will only constitute Cause after written notice has been given by our Board and has not been cured for a period of 30 days.
“Good Reason” is defined as: (a) a material adverse change in title, position, duties or responsibilities including, but not limited, to (x) our failure to maintain the title, position, duties and responsibilities as set forth below, (y) any requirement to report directly to anyone other than as set forth below or (z) with respect to Mr. Chia, while he is our Chief Executive Officer, his failure to be nominated to our Board; (b) a reduction in then-current base salary or then-current targeted annual cash incentive award by more than 10%; (c) our material breach of any agreement with the executive officer; or (d) a relocation of the primary location of work more than 30 miles from the location set forth below; provided, however, that the executive officer must (i) first provide written notice to us of the existence of the Good Reason within 30 days of the initial existence of such event specifying the basis for his belief that he is entitled to terminate his employment for Good Reason, (ii) give us an opportunity to cure within 30 days following delivery to us of such written notice and (c) actually resign from employment with us within 30 days following the expiration of our 30-day cure period.
Name	Position	Reporting Structure	Primary Location
Stanley Chia	CEO, most senior officer and Board member	Board	Headquarters in Chicago
Lawrence Fey	CFO	CEO or Board	Austin-Round Rock-San Marcos metropolitan area or Chicago-Naperville-Elgin metropolitan area
Jon Wagner	CTO	CEO	Philadelphia-Camden-Wilmington metropolitan area or Chicago-Naperville-Elgin metropolitan area

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth the information regarding each outstanding unexercised or unvested equity award held by our NEOs as of December 31, 2022.
			No. of Securities Underlying Unexercised Options (#)		Option Awards			Stock Awards
Name	Type of Equity	Grant Date	Unexercisable	Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	No. of Shares / Units of Stock That Have Not Vested (#)(2)	Market Value of Shares / Units of Stock That Have Not Vested ($)
Stanley Chia	Profit Interests	11/5/18	—					100,153(1)	0(8)
	Phantom Equity	9/1/20	—					270,000(2)	1,621,776(8)
	Profit Interests	9/1/20	—					270,000(2)	9,797,756(8)
	Stock Options	10/19/21	—	234,702	704,110(3)	12.86(4)	10/19/31
	Stock Options	10/19/21	—	68,920	206,762(3)	15.00	10/19/31
	RSUs	10/19/21	—					187,500(5)	1,368,750(9)
	Stock Options	3/11/22	—		814,536(10)	10.26	3/11/32
	RSUs	3/11/22	—					316,764(11)	2,312,377(9)
Lawrence Fey	Phantom Equity	9/1/20	—					66,000(6)	396,434(8)
	Profit Interest	9/1/20	—					66,000(6)	2,395,007(8)
	Profit Interest	9/1/20	—					264,000(6)	0(8)
	Stock Options	10/19/21	—	187,762	563,288(3)	12.86(4)	10/19/31
	Stock Options	10/19/21	—	55,136	165,410(3)	15.00	10/19/31
	RSUs	10/19/21	—	150,000(5)	1,095,000(9)
	Stock Options	3/11/22	—		501,253(10)	10.26	3/11/32
	RSUs	3/11/22	—					194,931(11)	1,422,996(9)
Jon Wagner	Profit Interest	12/17/18	—					18,000(7)	0(8)
	Phantom Equity	9/1/20	—					46,200(6)	277,504
	Profit Interest	9/1/20	—					46,200(6)	1,676,505
	Profit Interest	9/1/20	—					144,000(6)	0
	Stock Options	10/19/21	—	93,881	281,644(3)	12.86(4)	10/19/31
	Stock Options	10/19/21	—	27,568	82,705(3)	15.00	10/19/31
	RSUs	10/19/21	—					75,000(5)	547,500(9)
	Stock Options	3/11/22	—		313,283(10)	10.26	3/11/32
	RSUs	3/11/22	—					121,832(11)	889,374(9)
(1)
20% vests in equal installments on each anniversary of November 5, 2018, subject to Mr. Chia’s continued employment. Upon certain qualifying terminations, (a) an additional 10% of unvested profits interests will accelerate and vest and (b) if there is a sale of Hoya Topco, LLC (“Hoya Topco”) in the six months after Mr. Chia’s termination, all of his unvested units will accelerate and vest.

(2)
20% vests in equal installments on each anniversary of June 30, 2020, subject to Mr. Chia’s continued employment. Upon certain qualifying terminations, (a) an additional 10% of unvested profits interests will accelerate and vest and (b) if there is a sale of Hoya Topco in the six months after Mr. Chia’s termination, all of his unvested units will accelerate and vest.

(3)	The stock options vest in 16 equal quarterly installments beginning on January 19, 2022, subject to the NEO’s continued employment through each vesting date.
(4)
The original exercise price was $13.09 per share. On the grant date, we anticipated that we would pay an extraordinary dividend of $0.23 per share in the near term. We paid the dividend on November 2, 2021 and the exercise price was reduced by $0.23 per share, which resulted in an exercise price of $12.86 per share.

(5)	The RSUs vest in 16 equal quarterly installments beginning on January 19, 2022, subject to the NEO’s continued employment through each vesting date.
(6)	20% vests in equal installments on each anniversary of June 30, 2020, subject to the NEO’s continued employment through each vesting date.
(7)	20% vests in equal installments on each anniversary of December 12, 2018, subject to the NEO’s continued employment through each vesting date.
(8)
There is no public market for the profit interests. For purpose of this disclosure, we valued the profit interests primarily based on the Class A Common Stock share price on December 31, 2022. The amount reported above under “Market Value of Shares or Units of Stock That Have Not Vested” reflects the intrinsic value of the profit interests as of December 31, 2022 based upon the terms of each profit interest.

(9)	Represents the fair market value per share of Class A Common Stock on December 31, 2022, which was $7.30.
(10)	One-third of the stock options vest on March 11, 2023 and thereafter quarterly in eight equal installments, subject to the NEO’s continued employment through each vesting date.
(11)	One-third of the RSUs vest on March 11, 2023 and thereafter in eight equal quarterly installments, subject to the NEO’s continued employment through each vesting date.

Director Compensation
The following table sets forth information concerning the compensation of our non-employee directors for the year ended December 31, 2022. Mr. Chia receives no compensation for his role as director, and the entirety of his compensation is reported in the “2022 Summary Compensation Table.”
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Mark Anderson	51,745	160,000	211,745
Todd Boehly	47,500	160,000	207,500
Jane DeFlorio	55,659	160,000	215,659
Craig Dixon	50,000	160,000	210,000
David Donnini	58,159	160,000	218,159
Tom Ehrhart	46,415	160,000	206,415
Julie Masino	56,415	160,000	216,415
Martin Taylor	—	—	—
(1)
The amounts shown in this column for 2022 represent awards granted under the Plan. The amounts listed are equal to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Item 8 “Financial Statements and Supplementary Data—Note 20 to our Consolidated Financial Statements” and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Equity-Based Compensation” in our 2022 Annual Report.

(2)
The RSUs vest on the earlier of (i) the day immediately preceding the date of the first annual meeting of stockholders following the date of grant and (ii) the first anniversary of the date of grant, subject to the non-employee director continuing in service on our Board through the applicable vesting date.

We pay each non-employee director an annual cash fee of $40,000 for service on our Board. In recognition of the additional responsibilities associated with service on our Board’s committees: (i) each member of our Audit Committee receives an additional annual cash retainer of $10,000 ($20,000 for the Chair); (ii) each member of our Compensation Committee receives an additional annual cash retainer of $7,500 ($15,000 for the Chair); and (iii) each member of our Nominating and Corporate Governance Committee receives an additional annual cash retainer of $7,500 ($15,000 for the Chair). All fees are earned on a quarterly basis. Non-employee directors may elect to have all or a portion of their annual retainers paid in fully vested shares of Class A Common Stock. No additional fees are paid for attending meetings of our Board or its committees. We reimburse expenses incurred by directors in attending meetings of our Board and its committees.
Our Non-Employee Director Compensation Policy provides for the grant of equity to each non-employee director as follows:
•
RSUs having an aggregate grant date fair value of $320,000 on the date of his or her initial election or appointment to our Board, which will vest in five equal installments on the first five anniversaries of the date of grant, and

•
RSUs having an aggregate grant date fair value of $160,000 on an annual basis on the date of our annual meeting of stockholders. Each annual award will vest on the earlier of the day before the date of the first annual meeting of stockholders after the date of grant and the first anniversary of the date of grant.

Each equity grant requires continued service on our Board through the applicable vesting date. No portion of an equity award that is unvested at the time of a director’s termination of service on our Board will vest thereafter, subject, in the case of death or disability, to the award remaining outstanding for 30 days following such termination of service and the discretion of our Board to accelerate unvested awards during such period. All of a director’s equity awards will vest in full immediately prior to a change in control, to the extent outstanding at such time.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2022, our Compensation Committee consisted of David Donnini (Chair), Tom Ehrhart and Julie Masino. None of these individuals has served as an officer or employee of us or any of our subsidiaries. We are not aware of any compensation committee interlocks.

EQUITY COMPENSATION PLAN INFORMATION
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of December 31, 2022 with respect to the shares of Common Stock that may be issued under our existing equity compensation plans approved by stockholders, which are the Plan and the 2021 Employee Stock Purchase Plan (the “ESPP”):
Plan Category	No. of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	No. of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	8,677,002(1)	$12.09(2)	10,564,525(3)
Equity compensation plans not approved by security holders	—	—	—
Total	8,677,002(1)	$12.09(2)	10,564,525(3)
(1)
The securities listed are comprised of 6,125,446 shares that may be issued pursuant to stock options upon exercise and 2,551,556 shares that may be issued pursuant to RSUs upon vesting pursuant to the Plan. The securities listed exclude purchase rights outstanding under the ESPP.

(2)	Represents the weighted-average exercise price of outstanding options to purchase Common Stock. No weighting is assigned to RSUs as no exercise price is applicable thereto.
(3)
The securities listed are comprised of 7,571,056 shares available for future issuance under the Plan and 2,993,469 shares available for issuance under the ESPP. The number of shares reserved for issuance under the Plan (as it currently exists prior to the Plan Amendment) will increase on the first day of each calendar year, beginning on January 1, 2022 and ending on and including January 1, 2031, by a number equal to 2% of the aggregate number of shares of Class A Common Stock outstanding on the final day of the immediately preceding calendar year (or such smaller number of shares as is determined by our Board). The number of shares reserved for issuance under the ESPP will also increase on the first day of each calendar year, beginning on January 1, 2022 and ending on and including January 1, 2031, by a number equal to 0.5% of the aggregate number of shares of Common Stock outstanding on the final day of the immediately preceding calendar year (or such smaller number of shares as is determined by our Board).

SECURITY OWNERSHIP
The following table sets forth certain information with respect to holdings of our Common Stock by:
•	stockholders who beneficially owned more than 5% of the outstanding shares of Common Stock;
•	each of our NEOs and directors; and
•	all of our directors and executive officers as a group.
The number of shares beneficially owned, the percentages of beneficial ownership and the percentages of combined voting power set forth below are based on 134,892,117 shares of Class A Common Stock and 76,225,000 shares of Class B Common Stock issued and outstanding as of December 12, 2023. In accordance with SEC rules, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to stock options, RSUs and warrants that are exercisable within 60 days of December 12, 2023. Unless otherwise indicated, we believe, based on information provided to us, that each person listed in the following table has sole voting and investment power with respect to all listed shares.
Unless otherwise indicated, the business address of each person listed in the following table is 24 E. Washington St., Ste. 900, Chicago, IL 60602.
Name	Class A Common Stock		Class B Common Stock		Combined Voting Power (%)(1)
	Number	%	Number	%
5% Holders:
Hoya Topco, LLC(2)	—	—	82,225,000	100	37.9
Eldridge Industries, LLC(3)(4)	94,824,316	53.3	—	—	37.3
Michael Reichartz(5)	7,317,680	5.4	—	—	3.5
NEOs:
Stanley Chia(3)	1,173,558	*	—	—	*
Lawrence Fey(3)	817,014	*	—	—	*
Jon Wagner(3)	423,703	*	—	—	*
Non-Employee Directors:
Mark Anderson(2)(3)	27,857	*	82,225,000	100	37.9
Todd Boehly(3)(4)	94,824,316	53.3	—	—	37.3
Jane DeFlorio(3)	55,857	*	—	—	*
Craig Dixon(3)	10,468	*	—	—	*
David Donnini(2)(3)	27,857	*	82,225,000	100	37.9
Tom Ehrhart(3)	27,857	*	—	—	*
Julie Masino(3)	27,857	*	—	—	*
Martin Taylor(3)	—	—	—	—	—
All directors and executive officers, as a group (13 individuals)	97,756,112	54.9	82,225,000	100	69.1
*	Represents beneficial ownership of less than 1%.
(1)	Represents the percentage of voting power of Class A and Class B Common Stock voting together as a single class. Each holder of Class A and Class B Common Stock is entitled to one vote per share.
(2)
Based on a Schedule 13G filed with the SEC on February 14, 2022 on behalf of GTCR Fund XI/B LP (“GTCR Fund XI/B”), GTCR Fund XI/C LP (“GTCR Fund XI/C”) and certain other entities affiliated with GTCR LLC (“GTCR”), who have the right to appoint a majority of the members of the Board of Managers of Hoya Topco. GTCR Partners XI/B LP (“GTCR Partners XI/B”) is the general partner of GTCR Fund XI/B. GTCR Partners XI/A&C LP (“GTCR Partners XI/A&C”) is the general partner of GTCR Fund XI/C LP. GTCR Investment XI LLC (“GTCR Investment XI”) is the general partner of each of GTCR Partners XI/B and GTCR Partners XI/A&C. GTCR Investment XI is managed by a Board of Managers, which includes Mark Anderson and David Donnini, and no single person has voting or dispositive authority over the securities reported herein. As such, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the securities reported herein. Each of them disclaims any such beneficial ownership. The address for each of the entities and individuals is 300 N. LaSalle St., Ste. 5600, Chicago, IL 60654. This amount includes shares of Class B Common Stock issuable in connection with 6,000,000 of our Class B warrants.

The following table sets forth our directors’ and NEOs’ direct and indirect beneficial ownership interests in Hoya Topco, excluding, in the case of directors, any shares indirectly owned by such individuals as a result of his partnership interest in GTCR or its affiliates.

Name	Class B Units	Class B-1 Incentive Units	Class C Units(a)	Class D Units	Class E Units
Stanley Chia(b)	—	450,000	—	—	500,765
Lawrence Fey(c)	—	110,000	—	440,000	—
Jon Wagner(d)	—	77,000	—	330,000	—
(a)	The Class C Units are the voting securities of Hoya Topco.
(b)	Includes vested and unvested interests. Excludes 450,000 phantom units of Hoya Topco. The Class E Units are profit interests of Hoya Topco.
(c)	Includes vested and unvested interests. Excludes 110,000 phantom units of Hoya Topco. The Class D Units are profit interests of Hoya Topco.
(d)	Includes vested and unvested interests. Excludes 77,000 phantom units of Hoya Topco. The Class D Units are profit interests of Hoya Topco.
(3)
The following table sets forth shares of Class A Common Stock subject to options that are exercisable within 60 days of December 12, 2023 that are held by our NEOs, our directors, and our executive officers and directors as a group.

Name	Number of Shares Subject to Options
NEOs:
Stanley Chia	848,156
Lawrence Fey	590,805
Jon Wagner	331,952
Non-Employee Directors:
Mark Anderson	—
Todd Boehly	—
Jane DeFlorio	—
Craig Dixon	—
David Donnini	—
Tom Ehrhart	—
Julie Masino	—
Martin Taylor	—
All executive officers and directors as a group (13 individuals)	2,035,510
(4)
Based on a Schedule 13G/A filed with the SEC on February 9, 2023 on behalf of Todd L. Boehly, Eldridge Industries, LLC (“Eldridge”), Horizon Sponsor, LLC (“Horizon”), Post Portfolio Trust, LLC (“PPT”) and SBT Investors, LLC (“SBT”). Each of Horizon and PPT is indirectly controlled by Eldridge. SBT is the majority owner and controlling member of Eldridge. Mr. Boehly is the indirect majority and controlling member of SBT. Mr. Boehly is also the Chairman and Chief Executive Officer of Eldridge. Each of Mr. Boehly, Eldridge, Horizon, PPT and SBT may be deemed to have voting and dispositive power over the securities for which it directly or indirectly exercises control. Eldridge has shared voting and dispositive power with respect to 84,361,886 shares, consisting of (i) 41,342,095 shares (16,789,999 held directly by Horizon and 24,552,096 held directly by PPT), (ii) 40,519,791 shares acquirable through warrants that are exercisable (held directly by Horizon) and (iii) 2,500,000 shares underlying an option (obligation to purchase) (held directly by Eldridge). Mr. Boehly has sole voting and dispositive power with respect to 27,857 shares, and each of Mr. Boehly and SBT has shared voting and dispositive power with respect to 94,796,459 shares, consisting of (i) the 84,362,886 shares over which Eldridge also has shared voting and dispositive power (described above) and (ii) an additional 10,434,573 shares (held directly and indirectly by SBT). Each of Horizon and PPT has shared voting and dispositive power with respect to the shares indicated above as being held by them. The address for each of Mr. Boehly, Eldridge, Horizon, PPT and SBT is 600 Steamboat Rd., Ste. 200, Greenwich, CT 06830.

(5)
Comprised of 7,317,680 shares granted to Mr. Reichartz pursuant to the Agreement and Plan of Merger, dated November 3, 2023, among us, VDC Holdco, LLC, a Delaware limited liability company, Viva Merger Sub I, LLC, a Delaware limited liability company and our wholly owned subsidiary, Viva Merger Sub II, LLC, a Delaware limited liability company and our wholly owned subsidiary, the unitholders named therein and the unitholders’ representative named therein. Mr. Reichartz is the President of Vegas.com, LLC, our indirect subsidiary.

STOCKHOLDER PROPOSALS & DIRECTOR NOMINATIONS
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2024 annual meeting of stockholders (the “2024 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act were required to submit the proposal in writing to our Corporate Secretary at our corporate offices at 24 E. Washington St., Ste. 900, Chicago, IL 60602 no later than December 28, 2023.
Stockholders intending to present a proposal at the 2024 Annual Meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting of stockholders. Therefore, we must receive written notice of such a proposal or nomination for the 2024 Annual Meeting no earlier than the close of business on February 7, 2024 and no later than the close of business on March 8, 2024. The notice must contain the information required by our Bylaws. In the event that the date of the 2024 Annual Meeting is more than 30 days before, or more than 60 days after, June 6, 2024, then our Corporate Secretary must receive such written notice no earlier than the close of business on the 120th day, and no later than the close of business of the 90th day, prior to the 2024 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of the 2024 Annual Meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases, notwithstanding the stockholder’s compliance with this deadline.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.
We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
HOUSEHOLDING
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or notice addressed to those stockholders. This process, commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some banks and brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your bank or broker. You can also request prompt delivery of a copy of the Proxy Materials by contacting Broadridge at (866) 540-7095 or in writing at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717.
In connection with our solicitation of proxies for the 2024 Annual Meeting, we intend to file a proxy statement and WHITE proxy card with the SEC. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at www.sec.gov or from our Investors Relations website at investors.vividseats.com. Website links are included in this Proxy Statement for convenience only. Information contained on or accessible through such websites is not incorporated in, and does not constitute a part of, this Proxy Statement.
Your vote is important. Please promptly vote your shares online, by telephone or by returning your signed proxy card in the envelope provided.

Annex A
FIRST AMENDMENT TO VIVID SEATS INC.
2021 INCENTIVE AWARD PLAN
This First Amendment (this “First Amendment”) to the Vivid Seats Inc. 2021 Incentive Award Plan (the “Plan”) is adopted by the Board of Directors (the “Board”) of Vivid Seats Inc., a Delaware corporation (the “Company”), effective as of [ ], 2024.
RECITALS
A.	The Company currently maintains the Plan;
B.	Section 10.4 of the Plan provides that the Board has the authority to amend the Plan;
C.	The Board has determined that it is in the best interests of the Company to amend the Plan to increase the shares of the Company’s common stock reserved thereunder; and
D.
In the event that the Company’s stockholders do not approve this First Amendment, Awards (as defined in the Plan) granted under the Plan will continue to be subject to the terms and conditions of the Plan as in effect immediately prior to the date this First Amendment is approved by the Board.

AMENDMENT
1.	Section 4.3 of the Plan is hereby amended and restated in its entirety to read as follows:
“Incentive Stock Option Limitation. Notwithstanding anything to the contrary herein, no more than 47,658,108 Shares may be issued pursuant to the exercise of Incentive Stock Options.”
2.	Section 10.3 of the Plan is hereby amended and restated in its entirety to read as follows:
“Effective Date and Term of Plan. The Plan became effective on the Effective Date, and unless earlier terminated by the Board, will remain in effect until the earlier of (i) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no Shares approved for issuance under the Plan remain available to be granted under new Awards or (ii) (x) if the First Amendment to the Plan is approved by the Company’s stockholders, the 10th anniversary of the date that the First Amendment to the Plan was approved by the Company’s stockholders, or (y) if the First Amendment to the Plan is not approved by the Company’s stockholders, the 10th anniversary of the date that the Plan was approved by the Company’s stockholders, but in each case Awards previously granted may extend beyond that date in accordance with the Plan.”
3.	Section 11.30 of the Plan is hereby amended and restated in its entirety to read as follows:
““Overall Share Limit” means the sum of: (i) 47,658,108 Shares; and (ii) an annual increase on the first day of each calendar year, beginning on January 1, 2025 and ending on and including January 1, 2034, equal to the lesser of (A) 5.0% of the aggregate number of shares of Common Stock and Class B common stock of the Company outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of Shares as is determined by the Board.”
4.
This First Amendment shall be and hereby is incorporated in and forms a part of the Plan. Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 10:59 P.M. Central Time on [ ], 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

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V27639-S81175

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VIVID SEATS INC.

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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V27640-S81175

VIVID SEATS INC.
Special Meeting of Shareholders
[ ], 2024 9:00 AM Central Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Stanley Chia and Lawrence Fey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of VIVID SEATS INC. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 9:00 AM, Central Time on [ ], 2024, at www.virtualshareholdermeeting.com/SEAT2024SM, and any adjournment, postponement or continuation thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side